FORM 3                    U.S. SECURITIES AND EXCHANGE
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 20(f) of the Investment Company Act of 1949

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1.  Name and Address of Reporting Person

Naveh, David, Ph.D.
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    (Last)                      (First)                   (Middle)

509 Madison Avenue, 14th Floor
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                                    (Street)

New York                    NY                      10022
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    (City)                     (State)                 (Zip Code)

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2.  Date of Event          4.  Issuer Name and Ticker or Trading Symbol
Requiring Statement
(Month/Day/Year)           Discovery Laboratories, Inc. ("Discovery")

11/25/97                   DSCO
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                           5.  Relationship of Reporting Person to Issuer
3.  IRS or Social                                   (Check all applicable)
Security Number of
Reporting Person             |X|  Director                    |_| 10% Owner
(Voluntary)                  |_|  Officer (give title         |_| Other (specify
                                            below)


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6. If Amendment, Date of
Original (Month/Day/Year)

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             Table I - Non- Derivative Securities Beneficially Owned

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1.  Title of Security    2.  Amount of Securities   3.  Ownership Form:              4.  Nature of Indirect Beneficial
     (Instr. 4)               Beneficially Owned         Direct (D) or Indirect (I)       Ownership (Instr. 5)
                              (Instr. 4)                 (Instr. 5)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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1.  Title of Derivative Security  2.  Date Exercisable and     3.  Title and Amount of   4.  Conversion or  5.  Ownership form of
     (Instr. 4)                   Expiration Date (Month/Day/  Securities Underlying     Exercise Price of  Derivative Security:
                                  Year)                        Derivative Security       Derivative         Direct (D) or Indirect
                                                               (Instr. 4)                Security           (I)  (Instr. 5)

                                  ---------------------------------------------------
                                  Date            Expiration   Title        Amount or
                                  Exercisable     Date                      Number of
                                                                             Shares
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
Non-Statutory Stock Options      2/2/96          2/2/2006      Common Stock    1,667     $4.50              D
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Non-Statutory Stock Options      10/21/96        10/21/2006    Common Stock      933     $4.50              D
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Non-Statutory Stock Options      7/12/97         7/12/2007     Common Stock    5,000     $4.50              D
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

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1.  Title of Derivative Security 6.  Nature of Indirect Beneficial
     (Instr. 4)                  Ownership (Instr. 5)







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Non-Statutory Stock Options
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Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


        /s/ David Naveh, Ph.D.                December 5, 1997
      ------------------------------                Date
      ** Signature of Reporting Person

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


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